August 27, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Allianz Variable Insurance Products Fund of Funds Trust pursuant to Item 304(a)(1) of Regulation S-K (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Registration Statement on Form N-CSRS of Allianz Variable Insurance Products Fund of Funds Trust dated August 27, 2026. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Attachment

Item 8. Changes in and Disagreements with Accountants
On February 24, 2026, the Board of Trustees (the “Board”) of Allianz Variable Insurance Products Fund of Funds Trust (the “Trust”), upon recommendation of its Audit Committee, approved the appointment of Cohen & Company, Ltd. (“Cohen”) as the independent registered public accounting firm for each series of the Trust (each, a “Fund”) for the fiscal year ending December 31, 2026, effectively dismissing PricewaterhouseCoopers LLP (“PwC”) as each Fund’s independent registered public accounting firm effective February 26, 2026.

The audit reports of PwC on the financial statements of each Fund for the fiscal years ended December 31, 2024 and December 31, 2025 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During each of the Fund’s two fiscal years ended December 31, 2024 and December 31, 2025, and the subsequent interim period through February 26, 2026, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in connection with PwC’s reports on the financial statements. In addition, there have been no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

During each of the Fund’s two fiscal years ended December 31, 2024 and December 31, 2025 and the subsequent interim period through February 26, 2026, neither the Trust nor anyone on its behalf has consulted with Cohen at any time prior to their selection with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on a Fund’s financial statements; or (ii) the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

The Trust has requested that PwC furnish it with a letter addressed to the U.S. Securities and Exchange Commission (the “SEC”) stating whether PwC agrees with the above statements.

Changes in and Disagreements with Accountants:
On February 24, 2026, the Fund’s Board of Trustees, upon recommendation of its Audit Committee, approved the appointment of Cohen & Company, Ltd. as the independent registered public accounting firm for the Fund for the fiscal year ending December 31, 2026, effectively dismissing PricewaterhouseCoopers LLP (“PwC”) as the Fund’s independent registered public accounting firm effective February 26, 2026. There were no disagreements with PwC during the Fund’s fiscal years ended December 31, 2024 and December 31, 2025, or the subsequent interim period ended February 26, 2026.